Exhibit 10.14

EMPLOYMENT AGREEMENT

Effective as of May 6, 2021

Dear Haim Ratzabi (the “Executive”),

We are pleased to offer you an employment with Jeff Brands Ltd., an Israeli company number _____, with offices at ______________, Israel (the “Company”), pursuant to the terms and conditions as set forth in the table below which sets forth the specific terms of your employment with the Company (the “Specific Terms”), and the general terms of your employment with the Company provided thereafter (the “General Terms”; which, together with the Specific Terms and exhibits attached hereto, constitute the “Employment Agreement”).

Capitalized terms which are not defined otherwise in the General Terms shall have the meaning attributed to them in the Specific Terms.

SPECIFIC TERMS

1.	Executive Personal Details	Full Name:	Haim Ratzabi
		I.D. Number:	028915817
		Address:	Amir Drori 5, Holon_, Israel
2.	Commencement Date	May __23__, 2021
3.	Position and Supervisor	Chief Financial Officer; reporting to: Chief Executive Officer
4.	Scope of Work	100%
5.	Total Monthly Salary	NIS 30,000
6.	Annual Bonus	To be determined by the Company’s board of directors in accordance with the Company’s compensation policy.
7.	Pension Arrangement	Contributions to an arrangement pursuant to the Executive's choice and in accordance with the General Terms and the General Approval of Section 14 Arrangement
8.	Keren Hishtalmut (Study Fund)	Contributions shall be made in accordance with the General Terms; provided that amounts exceeding the maximum tax-exempt ceiling for Keren Hishtalmut contributions, shall be recognized as ordinary income for tax purposes, on the date of their contribution to the selected Keren Hishtalmut.
9.	Annual Vacation	Annual Vacation Quota	18 working days per year of employment, and in any event no less than the minimum under applicable law
10.	Sick Leave	In accordance with applicable law, with full compensation as of the first day of sick leave
11.	Recuperation Pay	In accordance with applicable law.
12.	Travel Allowance	A monthly amount of NIS 1,000 provided the Executive owns a car which the Executive uses for commuting to work
13.	Business Expenses	Reimbursement in accordance with the Company’s policy.
14.	Directors and Officers Insurance	Under the terms of the policy applicable to other senior officers of the Company.
15.	Options	In accordance with the Company’s Share Incentive Plan, as detailed in Exhibit C attached hereto.
16.	Mutual Notice Period	60 days

Company: ___________________	Executive: ________________

GENERAL TERMS

1.	Employment

1.1. Commencing on the Commencement Date and for an indefinite period-of-time, the Executive shall be employed in the Position or in a similar position of a different title, reporting to the Supervisor or to other designated supervisor, all as determined by the Company from time to time.

1.2. The Executive shall be employed in a senior management position which requires a special degree of personal trust, as defined in the Working Hours and Rest Law (the “Management Position”). Therefore, the provisions of the aforementioned law shall not apply to Executive’s employment conditions. The Executive acknowledges that he may be required to travel and stay abroad from time to time and shall be required to work beyond regular working hours, including on late hours and during holidays and weekly rest hours and shall not be granted any other compensation for working on such hours. Executive acknowledges that the economic result of this provision has been taken into account by the parties for the purpose of determine the Salary and for their decision to be engaged under this Employment Agreement. Since required by the law, the Executive shall maintain a record of working hours performed, as instructed by the Company.

2.	Compensation; Benefits

2.1. Compensation. In consideration of Executive’s employment, the Executive shall be entitled to receive the Salary and all other benefits and entitlements under this Employment Agreement. The Salary only shall serve as the sole basis for calculating pension rights and severance pay contributions, and it is specifically agreed that no other payment or benefit shall be considered as a basis for such calculation.

The Salary shall be payable until the 9th of each month, for the previous month.

All payments and benefits according to this Employment Agreement are gross payments. The Executive shall bear taxes and other compulsory payments in accordance with applicable law, which amounts shall be deducted by the Company from the Salary, as required by law.

2.2. Pension Arrangement. The Company shall insure the Executive under a pension arrangement at the Executive’s choice (Managers Insurance, pension fund or a combination of both). The Company shall contribute, on a monthly basis, the amounts set forth below (the “Company Contributions”) and the Executive shall contribute, on a monthly basis, the amounts set forth below (the “Executive Contributions”), which amounts shall be deducted from the Salary:

Company Contributions:

(i)	If for pension fund: severance - 8.33% of the Salary; pension - 6.5% of the Salary.

(ii)	If for managers insurance: severance - 8.33% of the Salary; disability insurance - up to 2.5% of the Salary (for insurance of 75% of the Salary); pension - the difference between 6.5% of the Salary and the actual percentage contributed for disability insurance, provided that the contributions for pension shall not be less than 5% of the Salary or more than 7.5% of the Salary.

Executive Contributions: 6% of the Salary towards pension.

2.3. Section 14 Arrangement. The parties hereby adopt the provisions of the General Approval Regarding Payments by Employers to a Pension Fund and Managers insurance in lieu of Severance Pay, as attached to this Employment Agreement as Exhibit A (the “General Approval”). The Company waives any right that it may have for the repayment of any monies paid by it to the insurance and/or the pension fund, unless the right of the Executive to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law (to the extent of such revocation) or in case the Executive withdrew monies from the insurance and/or the pension fund for any reason other than death, disability or retirement at the age of sixty or thereafter. The Executive hereby acknowledges and confirms that the Company’s contributions towards the insurance and/or the pension fund are and shall be in lieu of any severance pay to which the Executive shall be entitled according to Section 14 of the Severance Pay Law, and in accordance with the General Approval (the “Section 14 Arrangement”).

Company: ___________________	Executive: ________________

2.4. Study Fund (Keren Hishtalmut). The parties shall maintain Keren Hishtalmut at the Executive’s choice to which the Company shall contribute, on a monthly basis, an amount equal to 7.5% of the Salary (the “Company Portion”) and the Executive shall contribute on a monthly basis an amount equal to 2.5% of the Salary (the “Executive Portion”) which amount shall be deducted from the Salary, in each case, subject to the limitations on contributions set forth in the Specific Terms, if any. The Executive hereby instructs the Company to transfer the Executive Portion to the selected Keren Hishtalmut.

2.5. Annual Vacation. The Annual Vacation Quota is defined for each full year of employment. Without derogating from the Company’s right to set unified vacation for its employees, the vacation shall be coordinated with the Supervisor and is subject to the Company’s approval and its business needs. The Executive will make every effort to exercise his/her Annual Vacation Quota, and in any event is required to utilize at least five (5) paid vacation days during each year of employment. If the Executive is unable to utilize the entire Annual Vacation Quota by the end of any year of employment, the Executive shall be entitled to accumulate the unused balance of the Annual Vacation Quota up to the Maximum Vacation Quota. For the avoidance of doubt, any unused vacation days in excess of the Maximum Vacation Quota shall be forfeited with no advance notice nor compensation payable, at the end of each year of employment.

2.6. Sick Leave. Payment of Sick Leave is subject to submission of a proper legal sickness certificate. The Executive shall notify the Company of the illness as soon as possible in accordance with the Executive’s medical condition.

2.7. Recuperation Pay. The Executive shall be entitled to recuperation pay (Dmey Havra’a) as set forth in the Specific Terms.

2.8. Business Expenses. The Company shall reimburse the Executive for necessary and customary business expenses incurred by the Executive, in accordance with the Company’s policy, as shall be in effect from time to time.

2.9. Directors and Officers Insurance. Throughout the term of the Executive’s employment, the Company shall maintain a directors and officers insurance policy covering the Executive’s employment under the same terms as those applicable to the other senior officers of the Company. The Company shall maintain such directors and officers insurance with substantially the same terms and conditions for a period of at least 7 years following the termination of the Executive’s term as an officer of the Company, provided that the Company did not purchase a policy for retired directors and officers or a run-off policy, which covers the Executive.

3.	Termination of Employment

3.1. This Employment Agreement may be terminated by either party at any time by giving the other party hereto a prior notice of such termination, as specified in the Specific Terms (the “Notice Period”). Any notice of termination shall be in writing, however, in the event the Executive fails to provide a written notice of resignation, despite the Company’s request for the same, the Company shall consider the Executive as having resigned upon the Executive having provided a clear and unequivocal notice. During the Notice Period, whether notice has been given by the Executive or by the Company, the Executive shall continue to exercise the Executive’s regular responsibilities and duties unless instructed otherwise by the Company, and shall cooperate with the Company and use the Executive’s best efforts to assist the integration into the Company organization of the person or persons who will assume the Executive’s responsibilities and duties.

Unless determined otherwise by the Company, the Executive's accrued vacation days shall be used during the Notice Period, provided that there should be no overlap between at least one month of Notice Period and Executive's vacation time and that the Executive shall not be required to work during such vacation time.

Company: ___________________	Executive: ________________

3.2. Notwithstanding anything to the contrary in Section 3.1, and without derogating from the Company’s rights according to applicable law, the Company may immediately terminate this Employment Agreement and the Executive’s employment at any time for Cause (as defined below) without Notice Period or any compensation in lieu of Notice Period.

3.3. For the purpose of this Employment Agreement, “Cause” shall mean: (i) the Executive’s breach of trust or a fiduciary duty, fraud, any act that constitutes or involves a conflict of interest between the Executive and the Company, and any breach by the Executive of the provisions set forth in Exhibit B attached hereto, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (ii) any willful misconduct, willful failure to perform any of the Executive’s duties hereunder, any violation of the Company’s policies or procedures, as may be in effect from time to time, and any other breach of this Employment Agreement, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iii) the Executive deliberately or recklessly causing harm to the Company’s business, affairs or reputation, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iv) admission, indictment or conviction of, or entry of any plea of guilty or nolo contendere by, the Executive for any felony or other criminal act involving moral turpitude; (v) the Executive’s involvement in sexual harassment in connection with his/her employment; or (vi) any other circumstances constituting basis for termination without prior written notice and/or severance payment under applicable law.

3.4. Unless determined otherwise by the Company, upon the summons of the Executive to a hearing procedure and until the final decision regarding the matter, the Executive shall stay on paid leave, on account of the Company and with no deduction from the Executive's accrued vacation days.

4.	Executive Representations and Undertakings

4.1. As a condition for this Employment Agreement becoming effective, the Executive shall, simultaneously herewith, execute the Non-Disclosure, Unfair Competition and Ownership of Intellectual Property Undertaking, attached hereto as Exhibit B.

4.2. All representations provided by the Executive to the Company (directly or through any recruitment source) are complete and accurate and the Executive reveled to the Company all relevant information required in order to reach a decision regarding entering into this Employment Agreement. The Executive does not suffer from any physical or mental health issues which prevent or have an unreasonable influence, on the Executive’s ability to fulfill the Position and undertakings under this Employment Agreement.

4.3. The Executive has the ability, qualifications and knowledge required to perform the Position. The Executive shall devote all necessary time, attention, skill and effort to the performance of the Executive’s duties and obligations to the Company and shall perform the Executive’s duties and obligations diligently and promptly for the benefit of the Company.

4.4. As long as the Executive is employed by the Company, the Executive shall not, without the prior written consent of the Company, directly or indirectly, be associated, work or engage in any other paid or unpaid occupations, activities, businesses, organization, or pursuits, except for (subject to any legal requirement or Company policy): (i) holdings of securities of any company, the shares of which are publicly traded on an internationally recognized stock exchange, so long as the Executive has no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise.

4.5. The Executive is not subject to any other undertakings or agreements requiring the consent of any person or entity to, or restricting or preventing the Executive from, entering into this Employment Agreement and fulfilling the Executive’s obligations hereunder. The execution and delivery of this Employment Agreement and the fulfillment by the Executive of the terms hereof will not constitute a breach of: (i) rights of the Executive’s former employer(s) (or their related entities), or any of the Executive’s obligations towards them; or (ii) any agreement or other document to which the Executive is a party or is otherwise bound.

4.6. The Executive shall at all times comply with the Company’s policies, procedures and instructions, as in effect from time to time, and shall adhere to any applicable law or provision pertaining to the Executive’s employment.

Company: ___________________	Executive: ________________

4.7. The Executive shall immediately inform the Company of any affairs and/or matters in which the Executive (or the Executive’s immediate family) has or may have, a personal interest, or which may give rise to a conflict of interest with the Executive’s Position and/or employment with Company and/or the interests of the Company.

4.8. The Executive shall not receive any benefit from any third party, directly or indirectly in connection with the Executive’s employment. In the event the Executive breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Executive hereby authorizes the Company to deduct the value of such benefit from any payment to which the Executive may be entitled. This section does not apply to gifts or benefits with insignificant value.

4.9. The Executive waives any right for lien on the Company’s assets, including the Computers (as defined below), documents, car and any other asset made available to the Executive. The Executive shall return to the Company all of the Company’s equipment in his/her possession (including car, mobile phone and computer) within 7 days following the Company’s demand or prior to any unpaid leave (if requested) and no later than the day of termination of the employer-employee relationship.

4.10. The Executive shall keep the content of this Employment Agreement confidential and undertakes not to disclose the content of this Employment Agreement to any third party connected to the Company, including any of the Company's employees.

5.	Company Computers; Mobile Phone; Privacy

5.1. For the performance of the Executive’s duties, the Company may allow the Executive to use the Company’s computer equipment and systems, including any desktop computer, laptop, software, hardware, Internet server and professional e-mail account (the “Computers”). The Executive acknowledges and agrees that the Company may allow others to use the Computers.

5.2. Subject to the Company’s policies as may be in effect from time to time, the Executive: (i) shall not store personal files on the Computers (except on folders clearly labeled by the Executive as “Personal”); and (ii) the Executive may not store the Company’s files on personal or external storage space.

5.3. The e-mail account assigned to the Executive is strictly a professional one and shall be strictly used for professional matters. For personal matters the Executive may use external email services (such as Gmail).

5.4. The Executive acknowledges and agrees that in order to maintain the security of the Computers and to protect the Company’s legitimate interests, the Company shall have the right to monitor, inspect and review the Executive's activity on the Computers, including usage habits and content transmission, and to collect, copy, transfer and review content stored on the Computers, including, emails, electronic communications, documents and other files, all findings of which shall be admissible as evidence in any legal proceedings. In light of the Executive’s understanding of the above, the Executive shall have no right to privacy in any content of the Computers, except with respect to folders which contain private information and which are clearly labeled by the Executive as “Personal”.

5.5. Sections 5.2-5.4 above shall apply also with respect to mobile phone provided to the Executive by the Company (if provided) and the Executive's personal mobile phone when used for the purpose of fulfilling the Executive's work, with respect to unique professional apps, professional WhatsApp groups or other professional media or massaging groups and the Executive's professional e-mail account.

5.6. The Executive acknowledges and agrees that during the course of the Executive’s employment by the Company, the Company shall collect, receive and make use of certain personal information related to the Executive (such as Executive’s contact details, family status, salary, bank account-related information, etc.) (the "Information"). Collecting, receiving, using and processing the Information shall be at the minimum extent required to manage the Company's employees or to meet the Company's legal obligations. The Company shall be entitled to transfer the Information to third parties, including those located abroad, for the aforesaid purposes or in the course of a potential transaction (such as acquisition, merger or sale of asset).

Company: ___________________	Executive: ________________

6.	General

6.1. Nothing herein shall derogate from any right the Executive may have, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Executive’s employment.

6.2. This Employment Agreement constitutes the entire understanding and agreement between the parties hereto, and supersedes any and all prior agreements, proposals, understandings, correspondences, discussions and arrangements, if any, whether oral or written, with regard to the Executive’s employment and the subject matter hereof. This Employment Agreement may be amended, supplemented or modified only by a written instrument duly signed by each party hereto.

6.3. The Company shall be entitled to set-off any amount the Executive owes to the Company from any amount owed to the Executive by the Company.

6.4. Notices in connection with this Employment Agreement must be sent in writing via email, registered mail or personal delivery to the respective party at such party's known address or the address set forth in this Employment Agreement. Such notice shall be deemed given: (i) if given by email - one (1) business day so long as a computerized automatic “received” approval (delivery receipt) was sent by the email server; (ii) if given by registered mail - four (4) business days; or (iii) if hand delivered - upon delivery.

Signature pages follow

Company: ___________________	Executive: ________________

IN WITNESS WHEREOF, the parties have signed this Employment Agreement, as of the date first mentioned above:

The Executive acknowledges that he: (1) has read and fully understood all the provisions of this Employment Agreement and its exhibits; (2) was given a reasonable opportunity to consult with third parties, including attorneys; (3) is signing this Employment Agreement of his own free will and with his full consent.

EXECUTIVE:	COMPANY:

/s/ Haim Ratzabi	/s/ Jeffs’ Brands Ltd.
By:
Title:

Company: ___________________	Executive: ________________

Exhibit A

General Approval

Regarding Employers’ Contributions to Pension Fund and Insurance Fund in lieu of Severance Pay

Under the Severance Pay Law, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund”), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer's Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer's Contributions -

(a) To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee's name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee's severance pay;

(b) To the Insurance Fund are at a rate of no less than one of the following:

(1) 13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

(2) 11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer's Contributions shall only replace 72% of the Employee's severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee's name at a rate of 2 1/3% of the Exempt Salary, the Employer's Contributions shall replace 100% of the employee's severance pay.

(2) By no later than three months of the commencement date of the Employer's Contributions, a written agreement is executed between the employer and the employee that includes:

(a) The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer's Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b) The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard "Entitling Event" means death, disability or retirement at or after the age of 60 or more.

(3) This approval shall not derogate from the employee's right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Social Affairs

Company: ___________________	Executive: ________________

Exhibit B

Non-Disclosure, Unfair Competition and Ownership of Intellectual Property Undertaking

THIS UNDERTAKING (“Undertaking”) is entered into as of the date of the Employment Agreement to which this Exhibit is attached between the Executive and the Company (as defined therein).

Whereas, the Executive wishes to be employed by the Company; and whereas, it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Intellectual Property (as defined below) and in all rights related therewith, the Executive is entering into this Undertaking as a condition to Executive’s employment with the Company and undertakes to comply with this Undertaking in accordance with its terms.

References herein to the term the “Company” (except for the purposes of Section 3.3 below) shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assignees.

1.	Confidential Information

1.1. For the purpose of this Undertaking, “Confidential Information” shall include, all information (whether or not marked or designated as confidential), related to the Company, including all information concerning trade secrets, know-how, technology, products (including products under development), research and development, trials, formulae, processes, intellectual property, business, assets, financial condition, agreements and engagements, obligations, activities, marketing and promotion, plans (including business and financial), strategies, policies, forecasts, customers, suppliers, business partners, information related to third parties with whom the Company has undertaken to hold information of such party in confidence and any other information related to the Company’s employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form whatsoever, including written, oral or magnetic or electronic media.

1.2. During the term of the Executive’s employment and at any time after termination or expiration thereof, indefinitely, the Executive shall keep in strict confidence, shall safeguard, and shall not disclose to any third party, nor use for the benefit of any party other than the Company and according to the Company’s instructions, Confidential Information. The Executive acknowledges that the Executive’s employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3. The Executive declares that he is aware that the Confidential Information is the sole and exclusive property of the Company (or of a third party to whom the Company has undertaken to hold information of such party in confidence). Without derogating of the foregoing, the Executive agrees that all information made, collected, processed, received, held or used by the Executive in connection with the Executive’s employment by the Company (“Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. The Materials and anything related to them shall be returned by the Executive to the Company upon termination of the Executive’s employment, or immediately at any earlier time at the request of the Company, without the Executive retaining any copies thereof and without the Executive having any lien on any such Materials. The Executive shall not remove from the Company’s offices or premises any Materials unless and to the extent necessary in connection with the Executive’s duties and responsibilities and permitted pursuant to the Company’s policies. In the event that any such Materials are removed from the Company’s offices or premises, Executive shall take all actions necessary in order to secure the confidentiality of such Materials and shall return the Materials to their proper files or location as promptly after such use.

1.4. As part of the Executive’s employment, the Executive will not use or disclose any Confidential Information and/or trade secrets, belonging to any third parties including former employers to whom the Executive has an obligation of confidentiality and/or non-use (including any academic institution or any entity related thereto).

Company: ___________________	Executive: ________________

2.	Unfair Competition and Non-Solicitation

2.1. The Executive undertakes that during the term of employment and for a period of twelve (12) months following termination of the Executive’s employment with the Company for whatever reason, the Executive shall not engage, establish, open or in any manner whatsoever become involved (directly or indirectly, either as an employee or otherwise), in any business, occupation, work or any other activity anywhere in the world, which may compete with the Company’s business as conducted during the term of employment or as planned to be conducted (the “Company’s Business”), existing or planed, in whole or in part, or reasonably likely to require the use of any of the Confidential Information. The Executive hereby confirms that all engagement, establishment, opening or involvement, in any business, occupation, work or any other activity which may compete with the Company’s Business, is likely to require the use of all or a portion of the Confidential Information.

2.2. The Executive acknowledges that in light of the Executive’s position with the Company and in view of the Executive’s exposure to Confidential Information the provision of this Section 2 are reasonable and necessary to legitimately protect the Confidential Information, that is considered a major asset of the Company, and are being undertaken by the Executive as a condition to the employment of the Executive by the Company. The Executive confirms that the Executive has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and agrees to what is stated therein, and has assessed the respective advantages and disadvantages thereto of entering into this Undertaking and, that he is financially capable of undertaking such restrictions.

2.3. The Executive hereby declares that he is aware that the Salary (as detailed in the Employment Agreement to which this Undertaking is attached) contains additional consideration in exchange for the Executive fully undertaking this non-compete provision.

2.4. The Executive undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter the Executive shall not solicit any employee of the Company to terminate or reduce the scope of such employee’s employment with the Company and shall not hire such employee at any third party. In addition, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company. All of the above shall apply both directly and indirectly.

3.	Ownership of Intellectual Property

3.1. The Executive will deliver to the Company, in writing, all Business Intellectual Property, as defined below, immediately upon its discovery, acceptance, creation or invention, as the case may be.

3.2. For the purpose of this Undertaking, the term “Intellectual Property” shall include all kinds of intellectual property, service inventions, discoveries, developments, improvements, formulae, processes, algorithm, codes (either in a binary or in a source configuration), research, know-how, technology, ideas, trade secrets, Digital and Social Media Assets (and all whether or not patentable or registerable under copyright or any similar laws), and the term “Business Intellectual Property” shall include all Intellectual Property which is or was created, invented, performed, developed or raised as an idea or implemented or learned by the Executive, either personally or together with others, that in each case, is one of the following: (i) related, directly or indirectly to any field of business, activity, technology or operation in which the Company engages or intends to engage, from time to time, or any product or service that the Company provides or intends to provide from time to time; (ii) was created, invented or developed during the work hours of the Company or using any facilities, equipment or material (including Material) of the Company, or (iii) is based upon or in any way use, implement or exploit any Intellectual Property or Confidential Information of the Company or that was made available to the Company by a third party. For the purpose of this Undertaking the term “Digital and Social Media Assets” means pages, accounts, databases or profiles in all media, platform or service (including any social network, internet website and/or application) created per the Company’s request or within the scope of the Executive’s employment with the Company, whether explicit or not, contact information or login, and any other information necessary or useful to provide full access to pages, accounts, databases and profiles as stated, correspondence on any digital platform, followers, user networks, connections, information or statistics on followers and users, content, publications and any other information, rights and data required to manage and operate any of the foregoing assets.

Company: ___________________	Executive: ________________

3.3. The Executive agrees that all the Business Intellectual Property is, upon invention, development, formulation as an idea, implementation or creation, the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, right and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Business Intellectual Property. The Executive hereby irrevocably and unconditionally assigns to the Company all the following rights with respect to any and all Business Intellectual Property: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any and all other title, right or interest; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Intellectual Property, even after termination of employment on behalf of the Company and agrees never to sue with respect to such Moral Rights. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.4. The Executive has indicated below (if any), a list describing all Intellectual Property made or conceived by or belonging to the Executive, whether made solely by the Executive or jointly with others, that: (i) was developed by the Executive prior to the Executive’s engagement with the Company (collectively, “Prior Intellectual Property Rights”), (ii) relates to the Company’s actual or proposed business, products or research and development, and (iii) is not assigned to the Company hereunder. If the list below is incomplete or if no such list is indicated, the Executive represents that there are no such Prior Intellectual Property Rights. With respect to any invention not specifically indicated by the Executive in the list under this Section 3.4, the Executive acknowledges and undertakes that he shall not raise any claim with respect to Prior Intellectual Property Rights. In addition, (a) if the Executive includes Prior Intellectual Property Rights in the Business Intellectual Property and/or in any other product that will be provided to the Company by the Executive according to this Undertaking or the Executive’s employment agreement, and/or (b) if Prior Intellectual Property Rights are required in order to use and utilize Business Intellectual Property and/or any other product that will be provided to the Company by the Executive according to this Undertaking or the Executive’s employment agreement, in each case, the Executive undertakes to notify the Company in advance and in writing and the Executive hereby grants the Company, an irrevocable license, unlimited in time and place license, transferable and assignable and sub-license, to use and utilize in any manner and for any purpose all the Prior Intellectual Property Rights, without any payment or additional consideration.

3.5. The Executive undertakes to perform, during his/her employment period, and for an unlimited period, thereafter, all acts that the Company shall reasonably request or demand, and to assist the Company in any manner asked for, at the Company’s expense, without any additional compensation, in obtaining, maintaining, defending and enforcing the rights in the Business Intellectual Property in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Executive hereby irrevocably designates and appoints the Company or its duly authorized officers and agents, as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes in any and all countries.

3.6. Without derogating from the generality of this Undertaking, the Executive undertakes not make any use of the Company’s name, and shall not register, open or maintain in or related to the Company’s name, any Digital and Social Media Asset, unless approved in advance and upon request of the Company. Upon termination of the Executive’s employment (or, earlier, upon the Company's first request), the Executive shall transfer to the Company, or upon the Company’s request, close, delete or otherwise discontinue the operation of, all Digital and Social Media Assets. The Executive shall disclose to the end users of any Digital and Social Media Asset (including users and followers) the Company’s sole ownership of such Digital and Social Media Asset.

Company: ___________________	Executive: ________________

3.7. The Executive undertakes not to disclose, not to copy and not to make any use of any data, asset or confidential or personal document (e.g. protected under privacy laws), or trade secrets, copyrights or any other intellectual property, belonging to any other person or body (including former employer or any academic institute), and not to bring to the Company’s offices any asset, property rights or any confidential information of any person or body, unless such asset, right or information is allowed, by a written consent, by the owner of such asset, right or information and a copy of such consent was provided to the Company in advance.

3.8. The Executive undertakes to ensure, when publishing or using a photograph or part of another creation, that there is permission from the owner of the photograph or the creation to publish it or use it, and that credit be granted to the photographer or the creator.

3.9. To the extent the Executive shall have right in the Business Intellectual Property that is not transferable to the Company, the Executive explicitly waives any such right, including Moral Rights, and undertakes that he shall not take any legal action for the purpose of enforcing any such right, as may be. The Executive acknowledges that he shall not be entitled to any monetary consideration or otherwise beyond the consideration explicitly set forth in the Employment Agreement to which this Undertaking is attached or beyond any special agreement or arrangement with respect to the matters set forth herein, memorialized in writing, and duly signed by the Company. Without derogating from the generality of the foregoing, the Executive hereby irrevocably confirms that the consideration explicitly set forth in the Employment Agreement to which this Undertaking attached, is in lieu of any rights Executive may be entitled to under applicable law for compensation that may arise in connection with Business Intellectual Property rights. The Executive hereby irrevocably waives any right to claim royalties or other consideration with respect to Business Intellectual Property rights. In addition, the Executive explicitly waives any right he may have to royalties with respect to service inventions, including under Section 134 of the Israeli Patent Law. With respect to the aforesaid, any written or oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void. The Executive’s obligations pursuant to this Section 3.9 shall remain in effect even after termination of the engagement between the Executive and the Company, for any reason, and without any time limit.

4.	General

4.1. The Executive represents that by performing of all the terms of this Undertaking and Executive’s duties as an employee of the Company, the Executive shall not be in breach of any right of a former employer (including any academic institution or any entity related thereto) or undertaking with respect to intellectual property assignment, proprietary information, non-compete, confidentiality or similar undertakings. The Executive acknowledges that the Company relies on this representation in its decision to employ the Executive in the Company.

4.2. The Executive agrees that the provisions of this Undertaking which serve as an integral part of the terms of the Executive’s employment, are reasonable and required in order to protect the Company’s legitimate interests with respect to the subject matter hereof.

4.3. The Executive acknowledges that in the event of a breach of any provision of this Undertaking, the Company may suffer irreparable damages and therefore, will be entitled to injunctive relief to enforce this Undertaking (without derogating from other remedies to which the Company shall be entitled in this case according to any law).

4.4. If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be deemed to have been amended so that the parts which have been determined as invalid or unenforceable, shall be stricken from this Undertaking only with respect to such jurisdiction in which such provision cannot be enforced. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law as shall be from time to time.

Company: ___________________	Executive: ________________

4.5. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Executive, for whatever reason. This Undertaking shall not, in any manner, derogate from any of the Executive’s obligations and liabilities under any applicable law.

4.6. The Executive hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Executive’s new employer about the Executive’s rights and obligations under this Undertaking.

4.7. This Undertaking constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof. Any addition, amendment or waiver of any obligation under this Undertaking shall be enforceable only if set forth in a writing and signed also by the Company. A waiver by the Company of the Executive’s undertaking shall constitute one-time waiver and shall not constitute precedent nor create any presumption regarding any similar, different or other case.

4.8. This Undertaking and the rights and obligations thereunder, will be binding upon and inure to the benefit of the parties’ respective successors and assignees. The Company may assign all or part of its rights under this Undertaking. The Executive may not assign or otherwise transfer its obligations under this Undertaking, except with the prior written consent of the Company.

List under Section 3.4 of this Undertaking (if any): _______________________________

Company: ___________________	Executive: ________________

Exhibit C

Options

Subject to the approval of the Company’s board of directors (and/or any committee thereof) (the “Board”), at the Board’s sole discretion, the Executive shall be granted options to purchase 1% of the outstanding Ordinary Shares of the Company immediately prior to the Company planned IPO in Nasdaq , par value NIS 1.00 of the Company at (the “Options”), subject to any dilution, and under the following terms and conditions. Each Option shall be exercised at an exercise price equal to the planned IPO share price and in accordance with the Company’s share incentive plan, as shall be determined by the Board.

The Company will recommend to the Board that, subject to the Plan (as defined below), the Options shall vest and become exercisable as follows: 25% of the shares covered by the Options, shall vest and become exercisable on the first anniversary of the vesting commencement date determined by the Board, and 6.25% of the shares covered by the Options shall vest and become exercisable at the end of each subsequent three-month period thereafter, over the course of the subsequent 4 years; provided that the Executive remains continuously employed by the Company on each such vesting date, in compliance with this Employment Agreement.

Except as explicitly stated herein, the Options shall be granted under and be subject to the Company’s 2013 Share Option and Incentive Plan (as amended from time to time, the “Plan”). The grant of Options is further subject to execution by the Executive of an award agreement and such other documents, in forms determined by the Company from time to time, at its discretion (which award agreement shall include, inter alia, the vesting schedule, exercise price, a proxy and power of attorney).

The Executive shall take all actions and shall sign all documents required, at the discretion of the Company, in connection with the grant of Options and exercise and the sale of shares covered by the Options. Any tax and other compulsory payments in connection with the Options or the shares covered by the Options (including, the grant, vesting and exercise of the Options or the sale, substitution or exchange of shares issuable upon their exercise) shall be borne and paid solely by the Executive, and the Executive hereby agrees to indemnify the Company and its successors and assignees, and agrees to hold each harmless, upon first demand, with respect to any liability, loss and expense (including legal fees) suffered or incurred by any of them in connection therewith. Nothing herein is intended to constitute a grant to the Executive of Options, nor any other rights with respect to the share capital of the Company, and the only obligation of the Company hereunder is to recommend to the Board to grant the Options to the Executive as set forth herein.

Company: ___________________	Executive: ________________